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                                                                   EXHIBIT 10.1


                        REVOLVING CREDIT LOAN AGREEMENT

                                  BY AND AMONG

                                ERGOBILT, INC.,

                                 BODYBILT, INC.

                                      AND

                              COMERICA BANK-TEXAS

                                     AS OF

                                 JULY 24, 1997
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                        REVOLVING CREDIT LOAN AGREEMENT


     This REVOLVING CREDIT LOAN AGREEMENT (this "AGREEMENT"), dated as of
July , 1997, is among ERGOBILT, INC., a Texas corporation, BODYBILT, INC., a Texas corporation (each individually, a "BORROWER" and collectively, the "BORROWERS"), and COMERICA BANK-TEXAS, a Texas banking association ("LENDER").

                                   RECITALS:

     The Borrowers have requested that the Lender extend credit to the Borrowers in the form of revolving credit advances in an aggregate principal amount not to exceed $5,000,000.00.

     The Lender has agreed, upon the terms and conditions hereinafter set forth, to extend such credit to the Borrowers, to be secured by, among other things, a Security Agreement covering the Collateral (as such terms are hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Borrowers and the Lender hereby agree as follows:

1.       DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

                 "ACCOUNTS" shall have the meaning given such term in the UCC.

                 "ADVANCE" shall mean a Loan or an advance of funds by the Lender to the Borrowers pursuant to this Agreement.

                 "ADVANCE REQUEST FORM" shall mean a certificate, in substantially the form approved by the Lender, properly completed and signed by the Borrowers requesting an Advance.

                 "AGREEMENT" shall mean this Revolving Credit Loan Agreement.

                 "AUTHORIZED OFFICER" shall mean each officer of a Borrower who has been authorized by such Borrower to request Loans hereunder and who has been furnished by such Borrower with the Security Code. The Borrowers shall provide the Lender with a list of Authorized Officers.

                 "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.




REVOLVING CREDIT LOAN AGREEMENT - Page 1
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                 "BORROWERS" is defined in the preamble to this Agreement.

                 "BORROWING BASE" shall mean, at any particular time and as determined on the basis of information furnished in the most recent Borrowing Base Certificate, an amount equal to the sum of (a) eighty-five percent (85%) of the aggregate principal balance of the Borrowers' Eligible Accounts, plus (b) forty percent (40%) of the Borrowers' Eligible Inventory. Notwithstanding the foregoing, Advances made by Lender based on the Value of the Borrowers' Eligible Inventory shall not at any time exceed fifty percent (50%) of the aggregate principal balance of all outstanding Advances.

                 "BORROWING BASE CERTIFICATE" shall mean a certificate in a form reasonably acceptable to the Lender, completed in all material respects and executed by an authorized officer or other designee of the Borrowers and setting forth Borrowers' computation of the Borrowing Base as of the date of such certificate and such other information as may reasonably be requested by the Lender from time to time.

                 "BUSINESS DAY" shall mean each day on which the Lender is open to carry on its normal commercial lending business.

                 "CAPITAL EXPENDITURES" shall mean moneys expended for assets which, according to GAAP, have a useful life of more than one year.

                 "COLLATERAL" shall mean all of Borrowers' Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Goods, Instruments and Inventory (including all spare parts and all attachments and accessions related to any Inventory or Goods), wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof, and any securities pledged under any pledge agreement.

                 "COMPLIANCE CERTIFICATE" shall mean a certificate in the form approved by the Lender, completed and signed by the chairman, president or a senior financial officer of the Borrowers or other officer designated by Borrowers.

                 "CTSS" means Computer Translation Systems and Support, a Texas corporation.

                 "DEBT" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all capitalized leases and (v) the Indebtedness.





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                 "DEBT SERVICE COVERAGE RATIO" means, for any period, the
         ratio of Net Operating Income of the Borrowers for such period divided by Debt Service Requirements with respect to the same period.

                 "DEBT SERVICE REQUIREMENTS" means, for any period, any and all principal and interest payments scheduled with respect to the Loan or with respect to any other financing incurred by Borrowers, to the extent that such are to be due and owing during such period (and irrespective of whether or not those payments were timely made).

                 "DEED OF TRUST" means that certain Deed of Trust and Assignment of Leases executed or to be executed by Borrowers to a trustee for the benefit of Lender, covering the Mortgaged Property, as the same may be amended, modified or supplemented from time to time.

                 "DEFAULT" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would result in an Event of Default.

               "DEFAULT RATE" shall mean the Maximum Legal Rate.

                 "ELIGIBLE ACCOUNTS" shall mean those Accounts of the Borrowers for which each of the warranties of the Borrowers set forth in Section 7-17 of this Agreement shall be true (as of any applicable date of determination) and which has been represented to be an "ELIGIBLE ACCOUNT" on a Borrowing Base Certificate.

                 "ELIGIBLE INVENTORY" shall mean that Inventory of the Borrowers for which each of the warranties set forth in Section 7.15 of this Agreement shall be true (as of any applicable date of determination) and which has been represented by the Borrowers to be an item of "ELIGIBLE INVENTORY" on a Borrowing Base Certificate.

                 "ENVIRONMENTAL LAWS" shall mean any and all federal, state, and local laws, regulations, and requirements pertaining to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S. C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), the Occupational Safety and Health Act, as amended, 29 U.S.C. 651 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act as amended, 33 U. S.C. 1251 et seq., the Toxic Substances Control Act as amended, 15 U.S.C. et seq., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over any Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

                 "EQUIPMENT" shall mean all of the Borrowers' now owned and hereafter acquired machinery, equipment, furniture, furnishings, and other tangible personal property (except fixtures and Inventory), including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of


REVOLVING CREDIT LOAN AGREEMENT - Page 3
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         property leased by the Borrowers and all of the Borrowers' rights and interests with respect thereto under such leases to the extent that any such lease does not prohibit or require a consent to the creation of a Lien in favor of the Lender (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto wherever any of the foregoing is located.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

                 "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 10.1 of this Agreement.

                 "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data which have been furnished or will be furnished to the Lender for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.

                 "FINANCING STATEMENTS" shall mean UCC financing statements describing the Lender as secured party and each Borrower as debtor, covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Lender shall reasonably deem necessary in order to perfect its security interest.

                 "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date hereof except as otherwise agreed by the Borrowers and the Lender.

                 "HAZARDOUS SUBSTANCE" shall mean any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes regulated under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

                 "INDEBTEDNESS" shall mean any and all indebtedness and liability whatsoever of the Borrowers to Lender, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and howsoever evidenced, including without limitation obligations of the Borrowers arising under this Agreement, the Revolving Credit Note, the Real Estate Loan Agreement and the other Loan Documents.

                 "INTEREST RATE" shall have the meaning set forth in Section
         4.1 of this Agreement.

                 "INTEREST RATE AGREEMENT" means that certain Interest Rate Option Agreement of even date herewith executed by the Borrowers and the Lender.




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                 "INVENTORY" shall mean all of the Borrowers' now owned and hereafter acquired inventory, goods, and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned and repossessed goods, and materials, and supplies of a nature or description which are or might be used or consumed in the Borrowers' business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such inventory, goods, merchandise and such other personal property, and all documents of title or other documents representing them, and all proceeds thereof (including, but not limited to, all proceeds of insurance with respect thereto, including the proceeds of any casualty insurance); and any lists, information and records prepared or kept in relation to the foregoing. Without limitation, the term "INVENTORY" shall include all spare parts and all attachments and accessions relating to any property or goods which comprises "INVENTORY" under this definition.

                 "LENDER" shall mean Comerica Bank-Texas, a Texas banking association.

                 "LOAN" shall mean a loan or Advance of funds by the Lender pursuant to this Agreement.

                 "LOAN DOCUMENTS" shall mean this Agreement, the Interest Rate Agreement, the Revolving Credit Note, the Real Estate Loan Agreement, Deed of Trust and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties and other instruments, documents, and agreements executed in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented from time to time. "LOAN DOCUMENT" shall mean any one of the Loan Documents.

                 "MAXIMUM LEGAL RATE" shall have the meaning specified in
         Section 4.5 of this Agreement.

                 "MORTGAGED PROPERTY" is defined in the Deed of Trust.

                 "NET OPERATING INCOME" means, for any period, net aggregate income of the Borrowers after provisions for taxes for such period, as determined in accordance with GAAP.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.





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                 "PERMITTED LIENS" shall mean:

                          (a)     Liens and encumbrances in favor of the
                 Lender;

                          (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established as reflected by the balance sheet of the Borrower at the time thereof,

                          (c) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                          (d)     Encumbrances consisting of zoning
                 restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrowers or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

                          (e)     Existing Liens described as a part of Schedule
                          7.6 attached hereto.

                 "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

                 "PRIME RATE" shall mean that annual rate of interest reasonably designated by the Lender as its prime rate and which is changed by the Lender from time to time. The Prime Rate may not necessarily be the lowest rate charged by the Lender.

                 "REAL ESTATE LOAN AGREEMENT" means that certain Construction Loan Agreement executed or to be executed by the Borrowers and the Lender with respect to financing for the Mortgaged Property, in form and substance satisfactory to the Lender, in its sole discretion, as the same may be amended, modified or supplemented from time to time.

                 "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                 "REGULATORY CHANGE" shall mean, with respect to the Lender, any change after the date of this Agreement in United States federal or state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of



REVOLVING CREDIT LOAN AGREEMENT - Page 6
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         law) by any court or governmental or monetary authority charged with the interpretation or administration thereof

                 "REVOLVING CREDIT COMMITMENT" shall mean the obligation of the Lender to make Revolving Credit Loans to the Borrowers in an aggregate principal amount at any time outstanding up to but not to exceed the lesser of (a) Five Million Dollars ($5,000,000), or (b) the
         Borrowing Base.

                 "REVOLVING CREDIT LOAN" shall mean any Advance of funds made by the Lender to the Borrowers pursuant to Section 2 hereof.

                 "REVOLVING CREDIT NOTE" shall mean the promissory note of the Borrowers payable to the order of the Lender, in substantially the form of Exhibit "A" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

                 "SECURITY AGREEMENT" shall mean collectively, security agreements executed in favor of the Lender pursuant to which each Borrower grants to the Lender a security interest in all of such Borrower's rights in the Collateral, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

                 "SECURITY CODE" shall mean a code furnished by the Lender to the Borrowers, pursuant to Section 4.2 hereof, which an Authorized Officer of a Borrower must deliver to the Lender upon making a telephonic Loan request.

                 "SUBORDINATED DEBT" shall mean all Debt, the payment of which (and the security for) has been subordinated to the Lender in writing in a manner satisfactory to the Lender.

                 "SUBSIDIARIES" shall mean any entity of which more than fifty percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by any Borrower.

                 "TANGIBLE NET WORTH" shall mean, as of any applicable date of determination, the excess of (i) the value of all assets of the Borrowers and their Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined on a consolidated basis in accordance with GAAP, less (ii) all Debt plus (iii) all Subordinated Debt of the Borrowers and their Subsidiaries which, in accordance with GAAP, would be required to be presented on their consolidated balance sheet at such date.

                 "TERMINATION DATE" shall mean July 24, 1998.





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                 "UCC" shall mean the Uniform Commercial Code as in effect in the State of Texas and as amended from time to time.

                 "UNUSED FACILITY FEE" shall mean on an annualized basis, a fee equal to one-quarter of one percent (0.25%) of the difference, if any, between $5,000,000 and the average daily outstanding principal balance of the Revolving Credit Note for each calendar quarter. Such fee shall be payable within ten (10) Business Days after presentment of each such computation thereof by the Lender.

         1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. All accounting terms and calculations herein with respect to the Borrowers and their Subsidiaries shall be made after elimination of all inter-company accounts and transactions among them.

         1.3 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

2.     REVOLVING CREDIT LOANS

         2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make one or more Revolving Credit Loans to the Borrowers from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Revolving Credit Commitment as then in effect; provided, however that the Lender shall not be obligated to make any Revolving Credit Loan which would cause the principal balance of all outstanding Revolving Credit Loans to exceed the amount which is the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment. Subject to the limitations and the other terms and provisions of this Agreement, the Borrowers may from time to time borrow, repay and reborrow hereunder the amount of the Revolving Credit Commitment by means of Advances; provided that the Lender shall not have an obligation to make any Revolving Credit Loan on a day which is not a Business Day.

         2.2 Revolving Credit Note. The obligation of the Borrowers to repay the Revolving Credit Loans and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrowers, payable to the order of the Lender in the principal amount of the Revolving Credit Commitment as originally in effect and dated of even date herewith. The Revolving Credit Note shall in any event, subject to prior acceleration, be payable in full on the Termination Date.

         2.3 Repayment of Revolving Credit Loans. The Borrowers shall repay the unpaid principal amount of all Revolving Credit Loans on the Termination Date. Interest on the Revolving Credit Loans shall be payable in accordance with Section 4.1.





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3.      USE OF PROCEEDS

         3. Use of Proceeds. Proceeds of the Loans shall be used by the Borrowers for (a) acquisition of a portion of the Mortgaged Property, (b) future acquisitions permitted by Section 9.8(c) working capital and (d) general corporate purposes.

4.       GENERAL - ALL LOANS

         4.1 Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Legal Rate, or (b) the Applicable Rate (as defined in the Interest Rate Agreement) (the "INTEREST RATE"). If at any time the Interest Rate for any Advance shall exceed the Maximum Legal Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Legal Rate, then any subsequent reduction in the Interest Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Legal Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Interest Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows: on the first day of each month commencing September 1, 1997 and continuing on the same day of each successive month thereafter, up to and including the Termination Date. Notwithstanding the foregoing, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by any Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

         4.2 Borrowing Procedure. The Borrowers shall give the Lender notice by means of an Advance Request Form of each requested Advance no later than the date required by the Interest Rate Agreement, in each case specifying:
(a) the requested date of such Advance (which shall be a Business Day), (b) the Interest Rate applicable to such Advance and (c) the amount of such Advance. The Lender at its option may accept telephonic Advance requests by an Authorized Officer. A telephonic request for an Advance by the Borrowers shall be promptly confirmed in writing if so requested by the Lender. Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrowers by depositing the same, in immediately available funds, in an account of the Borrowers maintained with the Lender at the principal office designated by the Borrowers. All notices under this Section shall be irrevocable and shall be given not later than 2:00 P.M. Dallas, Texas time on the day which is not less than the number of Business Days specified in the Interest Rate Agreement for such notice.

         4.3 Payment. All payments of principal, interest and other amounts to be paid by the Borrowers under this Agreement or any other Loan Document shall be paid to the Lender at the address set forth herein for the delivery of notices to the Lender, in immediately available funds, without setoff or counterclaims, at or before 2:00 P.M. Dallas, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to


REVOLVING CREDIT LOAN AGREEMENT - Page 9
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have been made on the next succeeding Business Day). The Borrowers shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrowers under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Indebtedness in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         4.4 Maximum Legal Rate, The following provisions shall control this Agreement and the Revolving Credit Note:

                 (a) No agreements, conditions, provision or stipulations contained in this Agreement or in any other Loan Document or the occurrence of an Event of Default, or the exercise by the Lender of the right to accelerate the payment or the maturity of principal and interest on the Revolving Credit Note, or to exercise any option whatsoever contained in this Agreement, the Interest Rate Agreement, or any other Loan Document, or the arising of any contingency whatsoever, shall entitle the Lender to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "MAXIMUM LEGAL RATE") and in no event shall any Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrowers to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (the "EXCESS"), each Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any obligations due, and, second, returned to the Borrowers, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the Interest Rate from time to time announced by the Lender such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (b) neither Borrower shall seek or pursue any other remedy, legal or equitable, against the Lender based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received by the Lender in connection with the Borrowers' obligations shall be amortized, prorated, allocated and spread during the entire term of this Agreement. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Interest Rate.


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                 (b)      Unless preempted by federal law, the rate of interest
         from time to time in effect hereunder shall not exceed the "indicated rate ceiling" from time to time in effect under Chapter 1 of the Texas Credit Code (Vernon's Texas Civil Statutes), Section (a)(1), Article 5069-1.04, as amended.

                 (c) The provisions of this Section shall be deemed to be incorporated into every document or communication relating to the Indebtedness which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Lender with respect to the Borrowers (or any other obligor in respect of the Indebtedness), whether or not any provision of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Lender thereunder, be automatically recomputed by the Borrowers or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

                 (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.

                 (e) The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes), Article 5069-15, as amended, are specifically declared by the parties hereto not to be applicable to this Agreement or any other Loan Document or to the transactions contemplated hereby or thereby.

         4.5 Basis of Computation. Subject to Section 4.4 hereof, the amount of all interest payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         4.6     Prepayments.

                 4.6.1 Mandatory Prepayments. The Borrowers shall, within one (1) day after notice thereof from the Lender, pay to the Lender as a payment on the Revolving Credit Note the amount, if any, by which the principal balance of the Revolving Credit Note outstanding from time to time exceeds the Borrowing Base, together with all interest accrued and unpaid on the amount of such excess.

                 4.6.2 Optional Prepayments. The Borrowers may, at any time, prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid; provided, however, if the Borrowers desire to prepay the Advances in whole and terminate the Revolving Credit Commitment within the first year after the execution of this Agreement, such prepayment must


REVOLVING CREDIT LOAN AGREEMENT - Page 11 be accompanied by a prepayment premium in the amount of $10,000, which fee shall be deemed fully earned and nonrefundable as of the date of such prepayment.

5.       SECURITY

         5.1 Collateral. To secure the full and timely performance of the Borrowers' covenants set out in this Agreement and the other Loan Documents and to secure the repayment of the Revolving Credit Note and all other Indebtedness whatsoever of the Borrowers to the Lender, including without limitation, Indebtedness of the Borrowers under the Real Estate Loan Agreement, each Borrower agrees to grant and assign a lien upon and security interest in the Collateral pursuant to the Security Agreement, the Financing Statements, the Deed of Trust, and other instruments and agreements required by and satisfactory to the Lender.

         5.2 Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against any Indebtedness then due in such manner as the Lender may determine, at any time and without notice to the Borrowers, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrowers. As further security for the Indebtedness, each Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of such Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender's right of setoff and as further security for the Indebtedness, each Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of such Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to such Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights or setoff) which the Lender may have.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDER

         6.1 Conditions to First Loan. The obligations of the Lender under this Agreement are subject to the occurrence, prior to or on the date of the initial Loan hereunder, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

                          6.1.1 Documents Executed and Filed. The Borrowers shall have executed (or caused to be executed) and delivered to the Lender and, as appropriate, there shall have been signed for filing with such filing offices as the Lender shall deem appropriate, the following:

                                  (a)      The Revolving Credit Note;
                                  (b)      The Security Agreement;
                                  (c)      The Deed of Trust; and
                                  (d)      All other Loan Documents.

                          6.1.2. Certified Resolutions. Each Borrower shall have furnished to the Lender a corporate certificate of such Borrower and a copy of the resolutions of the officers of such Borrower authorizing the execution, delivery and performance of this Agreement, the


REVOLVING CREDIT LOAN AGREEMENT - Page 12
                 borrowings hereunder, the Revolving Credit Note, the Security Agreement and all other Loan Documents, each of which shall have been certified by the Secretary of such Borrower as of the date hereof.

                          6.1.3. Certificates of Good Standing and Existence. Each Borrower shall have furnished to the Lender certificates of existence and good standing, each of which shall have been certified by the state agency issuing the same as of a date reasonably near the date hereof.

                          6.1.4. Certificate of Incumbency. Each Borrower shall have furnished to the Lender a certificate of the Secretary of such Borrower, certified as of the date hereof, as to the incumbency and signatures of such officers signing this Agreement, the Revolving Credit Note, the Security Agreement and the other Loan Documents.

                          6.1.5. Payment of Fees. Evidence that all costs and expenses (including reasonable attorneys' fees) incurred by the Lender and known to date in connection with the preparation of this Agreement and the other Loan Documents shall have been paid in full by the Borrowers.

                          6.1.6. Approval of Lender Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

                          6.1.7. Release of Liens. The Lender shall have received satisfactory evidence of the release of all liens and/or security interests against the Collateral except Permitted Liens.

                          6.1.8. Other Information and Documentation. The Lender shall have received such other information, certificates and executed documents as it shall have reasonably requested.

         6.2. Conditions to All Loans. The obligation of the Lender to make any Loan (including any initial Advance) is subject to the occurrence, prior to or on the requested date of each such Loan, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

                          6.2.1. Loan Request. The Lender shall have received a written Advance Request Form, executed by the appropriate officer of each Borrower and timely delivered as required by this Agreement.





REVOLVING CREDIT LOAN AGREEMENT - Page 13

                          6.2.2.  No Default.  As of such date:

                                  (a) No Default or Event of Default shall have then occurred and be continuing; and

                                  (b)      Each warranty or representation
                          referenced in Section 7.16 of this Agreement shall be true and correct.

7.       WARRANTIES AND REPRESENTATIONS

         Each Borrower represents and warrants to the Lender:

         7.1 Corporate Existence and Power. Each Borrower (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary except where the failure to be so qualified would not result in a material adverse effect on the business or financial condition of any Borrower and (iii) has the power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Revolving Credit Note, the Security Agreement and the other Loan Documents to be executed by it and to grant to the Lender liens and security interest in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.

         7.2 Authorization and Approvals. As to each Borrower, the execution, delivery and performance of this Agreement, the Revolving Credit Note, the Security Agreement, the borrowing hereunder and the execution and delivery of each of the other Loan Documents contemplated hereby (a) have been duly authorized by all requisite corporate action, (b) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Lender, (c) will not violate any provision of law, any order of any court or other agency of government, the organizational documents of such Borrower, any provision of any indenture, agreement or other instrument to which such Borrower is a party, or by which it or any of its properties or assets are bound except where such violation would not result in a material adverse effect on the business or financial condition of such Borrower, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any indenture, agreement or other instrument except where such conflict, breach or default would not result in a material adverse effect on the business or financial condition of such Borrower, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets other than Permitted Liens.

         7.3 Valid and Binding Agreement. This Agreement is, and each of the other Loan Documents will be, when delivered, valid and binding obligations of each Borrower, in each case enforceable in accordance with their respective terms except as limited by insolvency, bankruptcy or similar laws and equitable principles affecting the enforcement of creditors' rights generally.


REVOLVING CREDIT LOAN AGREEMENT - Page 14

         7.4     Actions, Suits or Proceedings.  Except as disclosed on
Schedule 7.4 or otherwise disclosed in writing to the Lender, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrowers, threatened against or affecting any Borrower, or any properties or rights of any Borrower, which, if adversely determined, would materially impair the right of such Borrower to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of such Borrower.

         7.5 No Liens, Pledges, Mortgages or Security Interests. Except for Permitted Liens, none of the Borrowers' assets and properties, including the Collateral, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

         7.6 Accounting Principles. The Financial Statements have been prepared on a consolidated basis in accordance with GAAP and fairly present the financial condition of each Borrower as of the dates, and the results of its operations for the periods, for which the same are furnished to the Lender. To the best of Borrowers' knowledge and belief, neither Borrower has any material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements or otherwise disclosed in writing to the Lender.

         7.7 No Adverse Changes. There has been no material adverse change in the business, properties or condition (financial or otherwise) of any Borrower since the date of the latest of the Financial Statements or otherwise disclosed in writing to the Lender.

         7.8 Conditions Precedent. As of the date of each Loan hereunder, all appropriate conditions precedent referred to in this Agreement shall have been satisfied (or waived in writing by the Lender).

         7.9 Taxes. Each Borrower has filed (or in the case of any consolidated, unitary or combined return, the Borrower has been included in a return filed) by the extended due date therefor all federal, state and local tax returns and other reports required by law to be filed and which are material to the conduct of its business, has paid or caused to be paid all material taxes, assessments and other governmental charges that are shown to be due and payable by such Borrower under such returns, and has made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. Neither Borrower has any knowledge of any asserted deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements or otherwise disclosed in writing to the Lender.

         7.10 Compliance with Laws. Each Borrower has complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of its respective business.





REVOLVING CREDIT LOAN AGREEMENT - Page 15

         7.11    Indebtedness; Material Agreements.

                 (a) Except as disclosed on Schedule 7.11, neither Borrower has any Debt.

                 (b) To the best knowledge of the Borrowers, it has complied with the provisions of all material contracts or commitments; and to the best knowledge of Borrowers, no party to such agreements is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

         7.12 Margin Stock. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. Neither Borrower owns any margin stock.

         7.13 Pension Funding. Neither Borrower has incurred any material accumulated funding deficiency within the meaning of ERISA or any material liability to the PBGC in connection with any employee benefit plan established or maintained by such Borrower and no presently existing reportable event or presently existing prohibited transaction, as defined in ERISA, has occurred with respect to such plans which would result in a material adverse effect on the business or financial condition of such Borrower.

         7.14 Misrepresentation. To the best knowledge of the officer signing the same, after reasonable inquiry, no warranty or representation by any Borrower contained herein or in any certificate or other document furnished by any Borrower contemporaneously herewith contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

         7.15 Eligible Inventory. As to each item of Inventory represented by the Borrowers to be "ELIGIBLE INVENTORY" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

                 (a) Such item of Inventory is of good and merchantable quality and is usable or salable by a Borrower in the ordinary course of its business, and is not obsolete, and is not work in process.

                 (b) Borrowers have granted to the Lender a perfected security interest in such item of Inventory (as an item of the Collateral) prior in right to all other Persons (other than Permitted Liens), and such item of Inventory has not been sold, transferred or otherwise assigned by either Borrower, to any Person, other than the Lender and other than sales in the ordinary course of business occurring after the date of such Borrowing Base Certificate.



REVOLVING CREDIT LOAN AGREEMENT - Page 16

                 (c) Such item of Inventory is located at one of the locations identified in the Security Agreement.

         7.16 Loans and Representations. As of the date of each Advance Request, each Borrower, unless otherwise disclosed to the Lender in writing, shall be deemed to represent and warrant to the Lender, as an inducement to having the Lender make the requested Loan, that as of the date of such Loan request (a) the representations and warranties contained in Sections 7.1, 7.4, 7.7, 7.15 and 7.17 of this Agreement are true and correct in all material respects, (b) the requirements of Section 6.2.2 have been complied with and (c) the Lender will have a first priority security interest and lien on the Collateral covered by the invoice or bill of sale (or similar document), if any, to which the Loan request relates.

         7.17 Eligible Accounts. As to each Account represented by the Borrowers to be an "ELIGIBLE ACCOUNT" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

                 (a) Such Account arose in the ordinary course of the business of a Borrower out of either (i) a bona fide sale of Inventory by a Borrower, and in such case such Inventory has in fact been shipped to, and accepted and retained by, the appropriate account debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by a Borrower under an enforceable contract, and in such case such services have in fact been performed for the appropriate account debtor in accordance with such contract.

                 (b) Such Account represents a legally valid and enforceable claim which is due and owing to a Borrower by such account debtor in at least such amount as is represented by the Borrowers to the Bank on such Borrowing Base Certificate, such Account is due and payable not more than thirty (30) days from the delivery of the related Inventory, or the performance of the related services, giving rise to such Account and, unless the Bank otherwise allows, such Account has not been due for more than ninety (90) days (from the date of invoice). If more than 25% of the total billings to any Account remains unpaid more than 90 days from invoice date, then the entire balance of the Account shall be ineligible for Advances. In addition, that portion of the Accounts of any account debtor which exceeds thirty percent (30%) of the dollar amount of the total of all Accounts for all account debtors shall be ineligible for Advances.

                 (e) To the best of the Borrowers' knowledge, the unpaid balance of such Account as represented by the Borrowers to the Lender on such Borrowing Base Certificate is not subject to any defense, counterclaim, set-off, credit, allowance or adjustment by the account debtor because of returned, inferior or damaged Inventory or services, or for any other valid reason, except for customary discounts allowed by any Borrower in the ordinary course of business for prompt payment or as otherwise indicated by credit memos disclosed in such Borrowing Base Certificate, and there is no agreement between any Borrower, the related account debtor and any other person for any rebate, discount, concession or release of liability, in whole or in part. If such Account does not satisfy the above representations, then such



REVOLVING CREDIT LOAN AGREEMENT - Page 17

         Account shall be ineligible for Advances to the extent that such Account is subject to a defense, counterclaim, set-off, credit, allowance or adjustment.

                 (d) To the best of the Borrowers' knowledge, the transactions leading to the creation of such Account comply with all applicable state and federal laws and regulations.

                 (e) The Borrowers have granted to the Bank a perfected security interest in such Account (as an item of the Collateral) prior in right to all other persons (other than Permitted Liens), and such Account has not been sold, transferred or otherwise assigned by any Borrower to any Person, other than the Bank.

                 (f) Such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as constitute an item of Collateral on or prior to such Account's inclusion on such Borrowing Base Certificate.

                 (g) Neither Borrower has received, with respect to such Account, any actual notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such account debtor.

                 (h)      The account debtor on such Account is not:

                          (i)     an affiliate of either Borrower,

                          (ii)    the United States of America or any
                 department, agency or instrumentality thereof unless the grant of a security interest therein has been made to the Lender in compliance with applicable federal assignment of claims laws and regulations,

                          (iii) a citizen or resident of any jurisdiction other than one of the United States (unless covered by satisfactory letter of credit, foreign receivable insurance, or otherwise acceptable to the Lender, but only to the extent of such letter of credit or insurance), or

                          (iv) an account debtor whom the Bank has, in the reasonable exercise of such Bank's sole reasonable discretion, determined to be (based on such factors relating to such account debtor as the Bank deems appropriate) an ineligible account debtor and as to which the Bank has notified the Borrowers, provided, however, that any such notice shall not apply retroactively as to any particular Account if such Account was included on a prior Borrowing Base Certificate by the Borrowers prior to the giving of such notice by the Bank and which otherwise complied with each and every other requirement under this Agreement for the denomination of such Account as an "ELIGIBLE ACCOUNT."


REVOLVING CREDIT LOAN AGREEMENT - Page 18

8.       AFFIRMATIVE COVENANTS

         From the date hereof until the Indebtedness is paid in full, each Borrower covenants and agrees that it will:

                 8.1      Financial and Other Information.

                 8.1.1 Annual Financial Reports. Furnish to the Lender in form satisfactory to the Lender not later than ninety (90) days after the close of each fiscal year of Borrowers, beginning with the fiscal year ending December 31, 1997, on a consolidated basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flow for each such fiscal year of Borrowers and their Subsidiaries, and such other comments and financial details as are usually included in similar reports. Such consolidated reports shall be audited in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to the Lender and shall contain unqualified opinions as to the fairness of the statements therein contained.

                 8.1.2 Quarterly Financial Reports Furnish to Lender not later than forty-five (45) days after the end of each fiscal quarter, of the Borrowers, beginning with the fiscal quarter ending June 30, 1997, on a consolidated basis, a balance sheet as at the close of such fiscal quarter, statements of income and statements of cash flow for each such fiscal quarter of Borrowers and their Subsidiaries, and such other comments and financial details as are usually included in similar reports. These statements shall be prepared in substantially the same manner as the statements required in Section 8.1.1 of this Agreement and shall be in such detail as the Lender may reasonably require, and the accuracy of the statements (subject to year-end adjustments) shall be certified by the chief executive or financial officer of each Borrower.

                 8.1.3 Monthly Financial Statements. Furnish to the Lender not later than thirty (30) days after the close of each month, beginning with reports for the month ending July 31, 1997, financial statements containing the consolidated balance sheet of Borrowers as of the end of each month and statements of income of Borrowers up to the end of each month. These statements shall be prepared in substantially the same manner as the statements required in Section
         8.1.1 of this Agreement and shall be in such detail as the Lender may reasonably require, and the accuracy of the statements (subject to year-end adjustments) shall be certified by the chief executive or financial officer of each Borrower.

                 8.1.4 Monthly Borrowing Base Certificate and Other Monthly Reports. Furnish to the Lender monthly by the 10th day of each month,
         (i) a Borrowing Base Certificate for the last day of the prior month, on behalf of the Borrowers, confirming that the outstanding principal balance of the Revolving Credit Note does not exceed the lesser of the Revolving Credit Commitment or the Borrowing Base, as then in effect (or, if such is not the case, accompanied by a mandatory prepayment in accordance with this Agreement), (ii) a detailed listing of the Borrowers' Inventory (in such detail as the Lender may require) for the



REVOLVING CREDIT LOAN AGREEMENT - Page 19 immediately preceding month and (iii) a detailed accounts receivable aging, and an accounts payable aging (each in such detail as the Lender may require) for the prior month.

                 8.1.5 Monthly Compliance Certificate. Furnish to the Lender not later than thirty (30) days after the close of each month (beginning with the month ending August 31, 1997) a Compliance Certificate dated as of the end of the month immediately prior to the due date for such Compliance Certificate.

                 8.1.6 Adverse Events. Promptly inform the Lender of the occurrence of any Event of Default or Default, or of any occurrence which has or would reasonably be expected to have a materially adverse effect upon either Borrower's business, properties, financial condition or ability to comply with their respective obligations hereunder.

                 8.1.7 Public Filings. Furnish to the Lender, promptly, upon filing the same, all securities agency filings, both state and federal.

                 8.1.8 Other Information as Requested. Promptly furnish to the Lender such other information regarding the operations, business affairs and financial condition of the Borrowers as the Lender may reasonably request from time to time and permit the Lender, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrowers at any reasonable time.

                 8.2 Insurance. Keep its insurable properties (including, but not limited to, the Collateral) adequately insured and maintain
         (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrowers, (b) necessary worker's compensation insurance (or foreign equivalent thereof, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Lender, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Lender in the reasonable exercise of its judgment. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Lender. The Borrowers will deliver to the Lender, at the Lender's request, evidence satisfactory to the Lender that such insurance has been so procured and, with respect. to casualty insurance covering the Collateral, names the Lender as "mortgagee". If the Borrowers fail to maintain satisfactory insurance as herein provided, the Lender shall have the option to do so, and the Borrowers agree to repay the Lender, with interest at four percent (4%) per annum plus the Prime Rate, all amounts so expended by the Lender.

                 8.3 Taxes. Pay within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon it and its property, except to the extent being contested in good faith and for which adequate reserves have been established on the balance sheet of the Borrowers. If the Borrowers shall fail to pay or contest such taxes and assessments by their due date, the Lender shall have the option to do so, and the Borrowers agree to repay the Lender, with interest at four percent (4%) per annum plus the Prime Rate, all amounts so expended by the Lender.



REVOLVING CREDIT LOAN AGREEMENT - Page 20

                 8.4 Maintain Legal Existence and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect their legal existence, rights and franchise and comply, in all material respects, with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year.

                 8.5 Minimum Tangible Net Worth. Maintain at all times, tested quarterly, a Tangible Net Worth of not less than (a) $6,000,000 from the date hereof through December 31, 1997 and (b) $6,750,000 thereafter, calculated on a rolling 4-quarter basis, for the immediately preceding fiscal quarter.

                 8.6 Debt/Tangible Net Worth Ratio. Maintain at all times, tested quarterly, a ratio of Debt to Tangible Net Worth of not more than 1.0:1.0.

                 8.7 Debt Service Coverage Ratio. Maintain at all times, tested quarterly, a Debt Service Coverage Ratio of not less than 1.5:1.0.

                 8.8 Minimum Net Income. Maintain at all times, tested annually, a minimum Net Operating Income of at least $1,000,000, calculated on a rolling 12-month basis.

                 8.9      ERISA. (a) Subject to the exceptions set forth in
         Section 11.1.7, at all times meet the minimum funding requirements of ERISA with respect to the Borrowers' employee benefit plans subject to such minimum funding requirements; (b) promptly after the Borrowers know or have reason to know (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA that would result in a material adverse effect on the business or financial condition of the Borrowers, or (ii) that the PBGC or any Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Lender a certificate of the chief financial officer of such Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by such Borrower, not later than ten (10) days after receipt of a written request from the Lender for such report.

                 8.10 Use of Loan Proceeds. Use the proceeds of the Loans hereunder for the purposes set forth herein.

                 8.11 Unused Facility Fee. Pay the Unused Facility Fee when due.

                 8.12 Real Estate Loan. Effect a closing of the transactions contemplated by the Real Estate Loan Agreement within sixty (60) days after the date hereof (upon which date, the Lender shall return the $10,000 retainer fee paid by the Borrowers), or, if such transaction does not close within sixty (60) days, forfeit the $10,000 retainer fee paid by Borrowers to the Lender.





REVOLVING CREDIT LOAN AGREEMENT - Page 21

9.       NEGATIVE COVENANTS

         From the date hereof until the Indebtedness is paid in full, each Borrower covenants and agrees it will not:

         9.1 Dividends. Declare or pay any dividend on, (other than dividends payable solely in shares of its capital stock) or make any other distribution with respect to (whether by reduction of capital or otherwise), any capital stock.

         9.2 Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of its capital stock, or make any commitment to do so.

         9.3 Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

         9.4 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Lender, including without limitation, indebtedness under the Investment Agreement, (c) existing indebtedness to the extent set forth on schedules to this Agreement, and (d) indebtedness secured by Permitted Liens.

         9.5 Extension of Credit. Make loans, advances or extensions of credit to any Person other than (a) loans and advances to employees which in the aggregate do not exceed $25,000 at any time and (b) loans to potential target companies for acquisitions up to an aggregate amount of $1,000,000, not to exceed $500,000 to any individual company.

         9.6 Guarantee Obligations. Except for the guaranty by ErgoBilt, Inc. of indebtedness of CTSS to BodyBilt, Inc. in the principal amount of $250,000, guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by such Borrower in the ordinary course of business for deposit or collection.

         9.7 Subordinate Indebtedness. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

         9.8 Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory or unneeded Equipment in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of


REVOLVING CREDIT LOAN AGREEMENT - Page 22 transactions), (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback transaction, provided that Borrowers and their Subsidiaries may make transfers of assets among themselves so long as the liens and security interests of the Lender in the Collateral at all times remain perfected and in full force and effect; provided, however, the Borrowers may acquire all of the properties or assets of any other Person up to an aggregate amount of $1,000,000 without prior approval of the Lender if any such acquisition would not result in a Default or Event of Default.

      9.9 Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for investments:

            (a) in commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

            (b) in obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

            (c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of the Lender, any of the Lender's affiliates, or any national or state bank or trust company which is organized under the laws of the United States of America or any state therein and which has capital, surplus and undivided profits of at least $100,000,000; and

            (d) in repurchase obligations of any bank or trust company described in the above subsection (c) which relate to the repurchase of obligations described in the above subsection (b).

            (e) in Money Market Funds whose assets have a weighted average maturity of less than 180 days and are invested in U.S. government securities or securities specified by the U.S. Government.

      9.10 Pension Plans. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension plan which would constitute grounds for termination by the PBGC of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there results a liability of the Borrower to the PBGC which will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of any Borrower.

      9.11 Margin Stock. Apply any of the proceeds of the Revolving Credit Note to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.


REVOLVING CREDIT LOAN AGREEMENT - Page 23

         9.12 Compliance with Environmental Laws. Neither Borrower will (i) use (and will use commercially reasonable efforts to prevent any tenant from using) any of its real property for the handling processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, (ii) generate (as such term is defined in RCRA) any Hazardous Substance except in all respects in compliance with Environmental Laws, (iii) conduct any activity which causes a release (as such term is defined in CERCLA) of any Hazardous Substance in violation of Environmental Law, or (iv) otherwise conduct any activity or use any of its real property or assets in any manner that violates any Environmental Law except that, in each of cases (i)-(iv) above, in such a manner as would not result in a material adverse effect on the business or financial condition of the Borrower.

10.      EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS

         10.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                 10.1.1 Failure to Pay Monies Due. If any principal of or interest on any of the Indebtedness shall not be paid within one Business Day after becoming due.

                 10.1.2 Misrepresentation. If any warranty or representation of any Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Lender by or on behalf of such Borrower, shall prove to be false or misleading in any material respect.

                 10.1.3 Noncompliance with Lender Agreement. If any Borrower shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other Loan Document or any other agreement with the Lender to which it may be a party, and such failure is not remedied within ten
         (10) days after the Lender gives written notice thereof to the Borrowers.

                 10.1.4  Other Defaults.

                 (a) If any Borrower shall default in the due payment of any of its Indebtedness (other than under the Loan Documents) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Indebtedness, and such default shall be continued for a period sufficient to permit acceleration thereof,

                 (b) If any Borrower shall default in the due payment of any of its Debt (other than the Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Debt and such default shall be continued for a period sufficient to permit acceleration of the indebtedness; or

                 (c) If any Borrower should default under the Real Estate Loan Agreement.


REVOLVING CREDIT LOAN AGREEMENT - Page 24

                 10.1.5 Judgments. If there shall be rendered against any Borrower, one or more judgments or decrees involving an aggregate liability of $50,000 or more, which has or have become final and nonappealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days; or of a writ of attachment or garnishment against the property of any Borrower shall be issued and levied in an action claiming $50,000 or more, and within the time allowed under applicable law is neither released nor stayed nor appealed and bonded in a manner satisfactory to the Lender.

                 10.1.6 Business Suspension, Bankruptcy, Etc. If any Borrower shall voluntarily suspend transaction of its business for a period in excess of five (5) Business Days (unless covered by business interruption insurance); or if any Borrower generally shall not pay its debts as they become due, subject to applicable grace periods, or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of any Borrower, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by any Borrower or shall be commenced against any Borrower and shall not be discharged within sixty (60) days of commencement; or a receiver, trustee or custodian shall be appointed for any Borrower or for any substantial portion of its respective properties or assets.

                 10.1.7 Inadequate Funding or Termination of Employee/Benefit Plan(s). If any Borrower shall fail by $20,000 or more to meets its minimum funding requirements under ERISA (after giving effect to any valid waiver of such requirements) with respect to any employee benefit plan established or maintained by such Borrower, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of any Borrower (or any subsidiary) to the PBGC of $20,000 or more.

                 10.1.8 Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by any Borrower, any reportable event (within the meaning of section 4043(b) of ERISA) which the Lender shall determine in good faith constitutes a ground for the termination by the PBGC of any such plans, and if such event continues for 60 days after the Lender gives written notice to any Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Lender, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of any Borrower.

                 10.1.9 Real Estate Loan. If the transactions contemplated by the Construction Loan Agreement are not closed and consummated within sixty (60) days from the date of this Agreement.

         10.2 Acceleration of Indebtedness. Upon the occurrence of any of the Events of Default described in Section 10.1., all Indebtedness shall be due and payable in full forthwith at the option of the Bank without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Indebtedness is then fully paid, the Bank shall have


REVOLVING CREDIT LOAN AGREEMENT - Page 25 and may exercise any one or more of the rights and remedies for which provision is made for a secured party under UCC, under the Security Agreement or under any other document contemplated hereby, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to setoff against the Indebtedness any amount owing by the Bank to the Borrowers. Each Borrower agrees, upon request of the Bank, to assemble the Collateral and make it available to the Bank at any place designated by the Bank which is reasonably convenient to the Bank and the Borrowers.

         10.3 Application of Proceeds. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Lender, first upon all expenses authorized by the UCC and all reasonable attorneys' fees and legal expenses incurred by the Lender; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrowers or to such other Person or Persons as may be entitled thereto under applicable law. The Borrowers shall remain liable for any deficiency, which the Borrowers shall pay to the Lender immediately upon demand.

         10.4 Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Lender from pursuing any other remedy for the recovery of any other sum to which the Lender may be or become entitled for the breach of this Agreement by the Borrowers.

11.      MISCELLANEOUS

         11.1 "Borrower" or "Borrowers". All references to "Borrower" or "Borrowers" herein shall refer to and include each of ErgoBilt, Inc. and BodyBilt, Inc. separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to the Lender by any Borrower shall be deemed to be ratified by, consented to and also delivered by the other Borrower. Each Borrower recognizes and agrees that each covenant and agreement of "Borrower" or "Borrowers" under this Agreement and the other Loan Documents shall create a joint and several obligations of the Borrowers, which may be enforced against Borrowers, jointly, or against each Borrower separately.

         11.2 Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

         11.3 Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.




REVOLVING CREDIT LOAN AGREEMENT - Page 26

         11.4 Waivers and Amendments. No forbearance on the part of the Lender in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by any Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Lender except in writing signed and delivered by an officer of the Lender, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Revolving Credit Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Lender.

         11.5 GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF
THE STATE OF TEXAS AND UNITED STATES OF AMERICA. IF ANY PROVISIONS OF THIS AGREEMENT SHALL FOR ANY REASON BE HELD INVALID OR UNENFORCEABLE, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF, BUT THIS AGREEMENT SHALL BE CONSTRUED AS IF SUCH INVALID OR UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN.

         11.6 Survival of Warranties, Etc. All of the Borrowers' covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the making of Advances and the delivery of the Revolving Credit Note hereunder and shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender. All statements contained in any certificate or other document delivered to the Lender at any time by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers in connection with this Agreement.

         11.7 Expenses. The Borrowers hereby jointly and severally agree to pay on demand: (a) all reasonable costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Lender, (b) all costs and expenses of the Lender in connection with any Event of Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any governmental authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or lien contemplated by this Agreement or any other Loan Document, and (e) all other reasonable costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, including, without limitation, all reasonable costs, expenses, and other charges incurred in connection with obtaining any audit or appraisal in respect of the Collateral.



REVOLVING CREDIT LOAN AGREEMENT - Page 27

         11.8 Payments on Saturdays, Etc, Whenever any payment to be made hereunder or under the Revolving Credit Note shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

         11.9 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, neither Borrower may assign or transfer any rights or obligations hereunder without the prior written consent of the Lender.

         11.10 Maintenance of Records. Each Borrower will keep all of its respective records concerning the Collateral and the Equipment at its principal place of business. Each Borrower will give the Lender prompt written notice of any change in its respective principal place of business, or in the location of said records.

         11.11 Notices. AU notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, upon sending by registered or certified mail, postage prepaid, addressed as follows: (a) If to the Borrowers, to: 9244 Markville Drive, Dallas, Texas 75243, and (b) If to the Lender, to: P. 0. Box 650282, Dallas, Texas 75265-0282, Attention: Brian Foley, or to such other address as a party shall have designated to the other in writing.

         11.12 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

         11.13 Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

         11.14 INDEMNIFICATION. EACH BORROWER HEREBY COVENANTS AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS ("INDEMNIFIED PERSONS") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, THE FEES AND OUT-OF-POCKET EXPENSES OF COUNSEL) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST THE LENDER OR ANY SUCH OTHER INDIVIDUAL OR ENTITY IN CONNECTION WITH:

                 (a) ANY INVESTIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, THE REVOLVING CREDIT NOTE, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR ANY COLLATERAL, OR ANY ACT OR OMISSION RELATING TO ANY OF THE FOREGOING;



REVOLVING CREDIT LOAN AGREEMENT - Page 28

                 (b) ANY TAXES (OTHER THAN FEDERAL OR STATE INCOME TAXES), LIABILITIES, CLAIMS OR DAMAGES RELATING TO THE COLLATERAL OR THE LENDER'S LIENS THEREON; OR

                 (c) THE CORRECTNESS, VALIDITY OR GENUINENESS OF ANY INSTRUMENTS OR DOCUMENTS THAT MAY BE RELEASED OR ENDORSED TO BORROWER BY THE LENDER (WHICH SHALL AUTOMATICALLY BE DEEMED TO BE WITHOUT RECOURSE TO THE LENDER IN ANY EVENT), OR THE EXISTENCE, CHARACTER, QUANTITY, QUALITY, CONDITION, VALUE OR DELIVERY OF ANY GOODS PURPORTING TO BE REPRESENTED BY ANY SUCH DOCUMENTS.

NOTWITHSTANDING THE FOREGOING, THE BORROWER SHALL NOT BE REQUIRED TO INDEMNIFY ANY SUCH INDEMNIFIED PERSON FROM OR AGAINST ANY PORTION OF SUCH CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.

         11.15 NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER. LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS AMONG THE LENDER AND THE BORROWERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE LENDER AND TIRE BORROWERS.

         11.16 Gender. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

         11.17 Cross Collateral. Each Borrower hereby agrees that the Collateral under this Agreement secures the obligations now or hereafter outstanding under all other agreements among Borrowers and the Lender or any of their affiliates and the collateral pledged under any other agreement with the Lender or any of its affiliates secures the obligations under this Agreement.

         11.18 Severability of Provisions. Any provision of this Agreement, the Revolving Credit Note or any other documents relating thereto that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Revolving Credit Note or such other documents or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.19 Assignment. The Lender shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the Loans and any Collateral, guaranties or other security relating thereto without the consent of the Borrowers to any federal or state agency, or to any bank affiliate of the Bank, or, with the Borrowers' consent (which shall not be unreasonably withheld and shall not be required during the existence of an Event of Default), to any commercial bank or to


REVOLVING CREDIT LOAN AGREEMENT - Page 29 any other financial institution Or holding company of any of the foregoing; provided, however, no such action on the part of the Lender shall have the effect of changing any of the Borrowers' obligations hereunder without the respective written consent or the Borrowers.

         11.20 WAIVER OF JURY TRIAL. EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH BORROWERS AND LENDER ARE PARTIES ARISING OUT OF THIS AGREEMENT.

         11.21 Survival of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall remain in full force and effect until such time as all indebtedness is paid in full.

                [Balance of this page intentionally left blank.]





REVOLVING CREDIT LOAN AGREEMENT - Page 30

         IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

BORROWERS:




                                           BORROWERS:

                                           ERGOBILT, INC.

                                           By: /s/ GERARD SMITH
                                              ------------------------
                                              Name:  Gerard Smith
                                                   -------------------
                                              Title: President & CEO
                                                   -------------------



                                           BODYBILT, INC.


                                           By: /s/ GERARD SMITH
                                              ------------------------
                                              Name:  Gerard Smith
                                                   -------------------
                                              Title: President
                                                   -------------------


                                           LENDER:

                                           COMERICA BANK-TEXAS


                                           By: /s/ BRIAN D. FOLEY
                                              ------------------------
                                              Name:  Brian Foley
                                                   -------------------
                                              Title: AVP
                                                   -------------------




REVOLVING CREDIT LOAN AGREEMENT - Page 31

                              SCHEDULE OF EXHIBITS


Exhibit A        Revolving Credit Note



                               LIST OF SCHEDULES


Schedule 7.4     Actions, Suits or Proceedings
Schedule 7.11    Debt

                                  Exhibit "A"
                                       to
                                Credit Agreement


                             Revolving Credit Note

                             REVOLVING CREDIT NOTE


$5,000,000.00                     Dallas, Texas                 July  24, 1997



         FOR VALUE RECEIVED, ERGOBILT, INC., a Texas corporation, and BODYBILT, INC., a Texas corporation (each individually, a "MAKER" and collectively, the "MAKERS"), jointly and severally promise to pay to the order of COMERICA BANK-TEXAS (the "BANK") at 1601 Elm Street, Dallas, Texas 75201, on July 24, 1998 (unless sooner due under the terms of the Loan Agreement, as that term is defined below), an aggregate principal sum of Five Million and No/100 Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal sum shown on the schedule which, at the sole option of the Bank, may be attached hereto and made a part hereof.

         The unpaid principal amount of this Revolving Credit Note (this "NOTE") shall bear interest and be payable as provided in that certain Revolving Credit Loan Agreement, dated of even date herewith, among the Makers and the Bank (as amended, restated, or supplemented from time to time, the "LOAN AGREEMENT"), and this Note is the Revolving Credit Note referred to in the Loan Agreement. Interest shall be payable as provided in the Loan Agreement until maturity (whether by acceleration or otherwise) and, from and after such maturity, on demand. Reference is hereby made to the Loan Agreement for a statement of its terms and conditions, including those conditions under which this Note may be accelerated. Unless otherwise defined herein, capitalized terms herein shall have the meanings given such terms in the Loan Agreement.

         If an Event of Default (as defined in the Loan Agreement) occurs and is not cured within the time, if any, provided for by the Loan Agreement and is continuing, the Bank may exercise any one or more of the rights (including the right to accelerate this Note and any other Indebtedness, as defined in the Loan Agreement) and remedies granted by the Loan Agreement, or given to a secured party under applicable law.

         The Bank is hereby granted a security interest in all property of the Makers at any time in the possession of the Bank and in all balances of deposit accounts of the Makers from time to time with the Bank. If an Event of Default occurs and is not cured within the time, if any, provided for by the Loan Agreement, then the Bank, upon the occurrence and continuance of any such Event of Default, or after the expiration of any time provided for cure, may at its option and without prior notice to the Makers declare the principal of and interest on this Note to be immediately due and payable and may set off against the principal of and interest on this Note (i) any amount owing by the Bank to any Maker (ii) any property of any Maker in the possession of the Bank and (iii) any amount in any deposit account of such Maker with the Bank.

         No agreements, conditions, provisions or stipulations contained in this Note or in any other agreement among the Makers and the Bank, or the occurrence of an Event of Default, or the exercise by the Bank of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Note or any other agreement among the Makers and the Bank, or the arising of any contingency whatsoever, shall entitle the Bank to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "MAXIMUM LEGAL RATE") and in no event shall the Makers be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Makers to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (the "EXCESS"), the Makers acknowledge and stipulate that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any obligations due, and, second, returned to the Makers, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the prime commercial interest rate from time to time announced by the Bank such an unintentional result could inadvertently occur. By the execution of this Note, each Maker covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Makers of such Excess, and (b) the Makers shall not seek or pursue any other remedy, legal or equitable, against the Bank based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Bank, all interest at any time contracted for, charged or received by the Bank in connection with the Makers' obligations shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Note. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Note equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate.

         Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the "INDICATED RATE CEILING" from time to time in effect under Chapter 1 of the Texas Credit Code (Vernon's Texas Civil Statutes), Section (a)(1), Article 5069-1.04, as amended.

         The provisions of this Note governing interest shall be deemed to be incorporated into every document or communication relating to the obligations which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Bank with respect to the Makers (or any other obligor in respect of the obligations), whether or not any provisions of this Note is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Bank thereunder, be automatically recomputed by the Makers or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Note.

         If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Note than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Bank by reason thereof shall be payable upon demand.

         The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes), Article 5069-15, as amended, are specifically declared by the parties hereto not to be applicable to this Note or any of the other agreements executed in connection herewith or therewith or to the transactions contemplated hereby or thereby.

         Except as provided for in the Loan Agreement, the Makers and all guarantors and endorsers (i) waive presentment, demand, protest and notice of dishonor, (ii) agree that no extension or indulgence to the Makers or release or nonenforcement of any security, whether with or without notice, shall affect the obligations of any guarantor or endorser, and (iii) agree to reimburse the holder of this Note for any and all costs and expenses (including, but not limited to, reasonable attorney fees) incurred in collecting or attempting to collect any and all principal of and interest on this Note.

                  [Balance of page intentionally left blank.]

         IN WITNESS WHEREOF, the Makers have executed this Note the 24th day of July, 1997.

                                           ERGOBILT, INC.


                                           By:
                                              -------------------------
                                           Name:
                                                -----------------------
                                           Title:
                                                 ----------------------


                                           BODYBILT, INC.


                                           By:
                                              -------------------------
                                           Name:
                                                -----------------------
                                           Title:
                                                 ----------------------

                                  Schedule 7.4

                          Actions, Suits, Proceedings

Item 1. Legal Proceedings.

        The seat design used in certain BodyBilt chairs, which accounted for sales of approximately $1.2 million and $1.8 million for the years ended December 31, 1995 and 1996, respectively, is derived from a design patented by Dr. Jerome Congleton (the "Congleton Patent"). Dr. Congleton granted a license to manufacture seats using the Congleton Patent to both BodyBilt and Ergonomics Chairs, Inc., predecessor in interest to Neutral Posture Ergonomics, Inc. ("NPE"). Under the terms of this license agreement and related agreements, if more than 50% of the outstanding capital stock of BodyBilt is transferred, its license to manufacture chairs under the Congleton Patent will terminate. Accordingly, as a result of the Merger, BodyBilt no longer holds a license of the Congleton Patent. However, an agreement executed in connection with a 1991 settlement of litigation between BodyBilt, NPE and Dr. Congleton provides that a successor to BodyBilt has the right to manufacture, market, distribute and sell commercial, industrial and laboratory chairs using the Congleton Patent, although such successor may not advertise its use of the Congleton Patent. The Company believes that the restriction on advertising this patent will have no material impact on its business.

        Recently, BodyBilt and its counsel received correspondence from NPE and Dr. Congleton asserting that a license is required for BodyBilt to continue to manufacture seats using the Congleton Patent. NPE has also notified BodyBilt that Dr. Congleton assigned his patent to NPE. However, based upon the advise of counsel, BodyBilt believes that under the 1991 settlement, and for other reasons, no such license is necessary. BodyBilt has filed a declaratory judgement action against Dr. Congleton in the Southern District of Texas, Houston Division alleging that his assignment of the patent to NPE was a breach of the 1991 settlement agreement. In this law suit, BodyBilt seeks a declaration that the assignment to NPE be null and void, seeks damages for Dr. Congleton's breach of the 1991 Settlement Agreement and makes demand for Dr. Congleton to defend and indemnify BodyBilt. The case is in its inception and no discovery has been conducted.

        The Company is involved from time to time in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on the Company's results of operations.

Item 4. Submission of Matters to a Vote of Security Holders.

        A written Consent of Shareholders in Lieu of Meeting dated February 1997 to increase the number of directors of the Company to eight and to elect as directors Drew Congleton, Robert E. Faust, William Brown Glenn, Jr., Mark A. McMillan, W. Barton Munro and William Weed to be effective upon the consummation of the BodyBilt Seating, Inc. merger, to serve for a one year term or until their respective successors are elected and qualified.

                                Schedule 7.11

                                     Debt

        c. Loan guarantees. Subject to Section 3.1 c (ii) below, EB shall serve as guarantor on the notes and obligations listed in Exhibit "A" under the same terms and conditions as expressed in said debt instruments, or make some other arrangements to accomplish the same results, i.e., line of credit, separate finance company, etc., adequate to allow students to qualify for financial aid which includes financing for purchase of the Product which is currently $4,495 (subject to price change) plus tax. The shareholders have the responsibility to find and secure the relationship with the financial institutions and manage the substitution of EB as the guarantor on existing loans.

           (i) EB's obligation to guarantee future loans (1) shall be limited to a maximum of 40% recourse liability and (2) and in the event losses are being incurred on this recourse liability, EB shall not be required to continue this obligation beyond what a reasonable and prudent businessman would do.

          (ii) If ErgoBilt determines to discontinue loan guarantees under subpart (i) above, that decision shall not be construed as a breech of this Agreement, nor an extension of the allocation periods under Section 3.1d except as provided for in this Subsection (ii) nor a modification of the net income after tax contingency purchase price computations under Section 3.1d.
                In the event that ErgoBilt causes EB to cease acting as guarantor (a) CTSS and/or the shareholder, in their individual capacities, have the option to act as guarantors or secure a third party entity to act in such capacity so long as neither ErgoBilt nor EB is exposed to any liability on said obligation and (b) all of the threshold dates set out in paragraphs
                Section 3.1d (ii) and(iii), as well as the examples in Section 3.1d (iv), shall be extended by additional 90-day time period.

         (iii)  For the purpose of determining the net income after tax in
                Section 3.1d below, all losses and/or costs which EB incurs guarantor shall be included by EB as operational expenses.